Exhibit 99.2

Contact:	Brett S. Perryman

Laura O’Brien
Affiliated Managers Group, Inc.
(617) 747-3300
pr@amg.com

Tucker Hewes
Hewes Communications, Inc.
(for Harding Loevner LLC)
(212) 207-9451
tucker@hewescomm.com

AMG to Make Investment in Harding Loevner

BOSTON, July 23, 2008 – Affiliated Managers Group, Inc. (NYSE: AMG), a diversified asset management company, and Harding Loevner LLC (“Harding Loevner”), have reached a definitive agreement for AMG to acquire a majority equity interest in Harding Loevner.  After the closing of the transaction, the management partners of Harding Loevner will continue to hold a substantial portion of the equity of the business and direct its day-to-day operations.

Founded in 1989, Harding Loevner is a highly regarded investment manager specializing in global growth equities, with approximately $6 billion in assets under management across six global, international and emerging markets equity strategies.  The firm takes a team-oriented approach to making investment decisions, and each of its strategies is underpinned by a consistent investment philosophy focused on a global perspective, fundamental research, and investing in equities of high quality growth companies, and has generated outstanding long-term returns for the firm’s clients.

Harding Loevner’s largest products, the Emerging Markets, International Equity and Global Equity mutual funds, are widely recognized for their long-term outperformance, and have earned Lipper Leader ratings of five for consistent return.  The International Equity fund also ranks in the top one percent of its Morningstar category for the year-to-date period, while the Emerging Markets fund is rated four stars by Morningstar.

Harding Loevner serves a diverse group of clients comprised of institutional and retail mutual fund and separate account investors including individuals and private trusts, foundations and endowments, retirement plans, financial institutions and overseas clients.  Harding Loevner is broadly represented in the intermediary-advised marketplace, and has strong relationships with institutional consultants, independent registered investment advisors and wealth management programs.

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Based in New Jersey, Harding Loevner is led by global equities specialists David Loevner and Simon Hallett, and has a deep team of 22 experienced investment professionals.  All of the members of the management team will remain with the firm upon completion of the transaction, and seven of the firm’s senior managers have entered into long-term employment agreements with the firm and AMG.

“Harding Loevner is an outstanding global equity manager, with a highly experienced management team and an excellent reputation for providing superior results for its clients through its consistent adherence to its high quality growth investment strategy,” said Sean M. Healey, AMG’s President and Chief Executive Officer.  “The firm’s strong investment performance and consistent positive net client cash flows have generated compound annual growth in assets under management of 34% since 2002.  Our partnership with Harding Loevner strengthens and expands our exposure to international and emerging markets equity products, and we are confident that the firm will continue to generate strong growth in these areas in the years ahead.”

“The team at Harding Loevner has built an outstanding business, and we are impressed with the management team’s longstanding commitment to ensuring that equity incentives are aligned among key employees to promote the continued growth of the firm,” said Jay Horgen, AMG’s Executive Vice President in charge of New Investments.  “We are very pleased to welcome Harding Loevner to our Affiliate group and look forward to working with our new partners.”

“Of paramount importance to us when considering potential partners was to ensure that our firm would retain, through successive generations of colleagues, its essential character including its focus on the interests of our clients.  AMG’s philosophy and proven track record in this regard gave us that assurance,” said David Loevner, Chief Executive Officer of Harding Loevner.  “We look forward to working with AMG across a range of initiatives, especially in offering our services to a wider range of clients including institutions overseas.”

Upon completion of the transaction, AMG will hold approximately a 60% interest in Harding Loevner. The remaining approximately 40% of the business will be held by a broad group of senior professionals.  The terms of the transaction, which is expected to close upon receipt of customary approvals, were not disclosed.

About Affiliated Managers Group

Affiliated Managers Group is a diversified asset management company with approximately $254 billion in assets at June 30, 2008 (pro forma for pending investments).  AMG’s strategy is to generate growth through the internal growth of its existing Affiliates, as well as through investments in new Affiliates. Through AMG’s innovative partnership approach, individual members of each Affiliate’s management team retain or receive significant direct equity ownership in their firm while maintaining operating autonomy. AMG provides centralized assistance to its Affiliates in strategic matters, marketing, distribution, product development and operations. For more information, please visit the Company’s Web site at www.amg.com.

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Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, our ability to complete pending acquisitions, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG’s filings with the Securities and Exchange Commission.  Reference is hereby made to the “Cautionary Statements” set forth in the Company’s Form 10-K for the year ended December 31, 2007.

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